EXHIBIT 21.1

Subsidiaries of the Registrant for the year ended December 31, 2016:

Subsidiary Name	State of Incorporation
Oxford Mining Company, LLC	Ohio
Westmoreland Kemmerer, LLC	Delaware
Daron Coal Company, LLC(1)	Ohio
Harrison Resources, LLC(1)	Ohio
Oxford Conesville, LLC(1)	Ohio
Oxford Mining Company - Kentucky, LLC(1)	Kentucky
Westmoreland Kemmerer Fee Coal Holdings, LLC(1)	Delaware
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(1) Wholly owned subsidiary of Oxford Mining Company, LLC.

The following chart provides an overview of the current ownership structure of the Partnership and its subsidiaries.
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(1) As WMLP's general partner, Westmoreland Coal Company is entitled to incentive distribution rights ("IDR").